UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 24, 2010
Date of Report (Date of earliest event reported)

QNB Corp.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-17706	23-2318082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

15 North Third Street, Quakertown, PA	18951-9005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (215) 538-5600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On August 24, 2010, Mary Ann Smith, Senior Vice President and Chief Information Officer of QNB Bank (the “Bank”), QNB Corp. (the “Company”) and the Bank mutually agreed that Ms. Smith will no longer serve as Senior Vice President and Chief Information Officer of the Bank, and will terminate employment with the Company and the Bank effective August 25, 2010. In connection with her departure, the Company, the Bank, and Ms. Smith entered into a separation agreement described in Item 5.02(e) below.

(e)  In connection with the departure on August 25, 2010 of Mary Ann Smith, the Company, the Bank, and Ms. Smith entered into a separation agreement (the “Agreement”) dated as of August 24, 2010.  Pursuant to the Agreement, the Company will pay Ms. Smith a total severance amount of $111,547.50 in three equal installments.  The first installment will be paid on September 2, 2010.  The second installment will be paid after December 31, 2010 and on or before January 31, 2011.  The third installment will be paid after December 31, 2010 and on or before March 15, 2011. The Company will also maintain Ms. Smith’s coverage under the Company’s group medical, dental, and vision benefit plans for a period of nine months.  Ms. Smith’s vested and outstanding stock options will remain exercisable until the expiration of the term of such stock options.

The Agreement also provides that Ms. Smith will receive $70 per hour for any consulting services provided to the Company through August 25, 2011.  Following such date, Ms. Smith may, upon the Company’s request, provide additional consulting services to the Company at the same hourly rate.

A copy of the Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.  The foregoing description of the Agreement is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Separation Agreement, dated as of August 24, 2010 between QNB Corp., QNB Bank and Mary Ann Smith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNB Corp.

Dated: August 26, 2010

	By:	/s/ Thomas J. Bisko
Thomas J. Bisko
President and Chief Executive Officer